Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of IRIS International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501,333-127952 and 333-137738) and Forms S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393, 333-118577 and 333-135442) of our reports dated March 22, 2007 relating to the consolidated financial statements and the effectiveness of IRIS International, Inc.’s internal control over financial reporting , which appear in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Los Angeles, California
March 22, 2007